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                                                                     EXHIBIT 5.1

                                                                April 18, 2001




Board of Directors
K2 Digital, Inc.
30 Broad Street, 16th Floor
New York, NY  10004

Re: Registration of an additional 1,300,000 shares of Common Stock under the K2 Digital, Inc. 1997 Stock Incentive Plan.

Gentlemen:

         You have asked us to provide you with our opinion whether the additional 1,300,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of K2 Digital, Inc. (the "Company") that may be issued from time to time pursuant to the exercise of options issued under the K2 Digital, Inc. 1997 Stock Incentive Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

         1. the applicable provisions of the Delaware General Corporation Law, as amended;

         2.       the Certificate of Incorporation of the Company, as amended;

         3.       the By-laws of the Company, as amended; and

         4. the Resolutions of the Board of Directors of the Company relating to the Plan and the Shares.

         Based on our review of such documents and applicable law, it is our opinion that the Shares issuable upon the exercise of options granted under the Plan, when and as issued and paid for in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Shares, a sufficient number of authorized shares of Common Stock available for issue.

         We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 1,300,000 shares of the Company's Common Stock. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                BROWN RAYSMAN MILLSTEIN FELDER & STEINER LLP